EXHIBIT 99.1
LIQUID BLAINO DESIGNS, INC.
DBA JUNKFOOD CLOTHING
FINANCIAL STATEMENTS
Year Ended December 31, 2004

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements

Balance Sheet	2

Statement of Income and Retained Earnings	3

Statement of Cash Flows	4

Notes to Financial Statements	5-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders
Liquid Blaino Designs, Inc. dba Junkfood Clothing
We have audited the accompanying balance sheet of Liquid Blaino Designs, Inc. dba Junkfood Clothing (the “Company”) as of December 31, 2004, and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Liquid Blaino Designs, Inc. dba Junkfood Clothing as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Grobstein, Horwath & Company LLP
Sherman Oaks, California
September 30, 2005

LIQUID BLAINO DESIGNS, INC.
Balance Sheet
December 31, 2004

Assets
Current Assets
Due from factor	$2,426,966
Accounts receivable, less allowance for doubtful accounts of $15,000	46,459
Inventories	958,292
Other current assets	30,731

Total Current Assets	3,462,448

Net Property and Equipment	356,857

Other Assets
Intangibles, net of accumulated amortization of $16,000	17,528
Deposits	19,045

36,573

Total Assets	$3,855,878

Liabilities and Stockholders’ Equity
Current Liabilities
Cash overdraft	$910,976
Accounts payable	636,921
Accrued expenses	1,060,077
Income taxes payable	24,681
Current portion of notes payable	25,210

Total Current Liabilities	2,657,865

Long-Term Liabilities
Subordinated notes payable to stockholders	110,000
Notes payable, net of current portion	83,625

Total Long-Term Liabilities	193,625

Stockholders’ Equity
Common stock — no par value; 100,000 shares authorized; 1,000 shares issued and outstanding	100,000
Retained earnings	904,388

Total Stockholders’ Equity	1,004,388

Total Liabilities and Stockholders’ Equity	$3,855,878

LIQUID BLAINO DESIGNS, INC.
Statement of Income and Retained Earnings
Year Ended December 31, 2004

Net Sales	$16,213,530	100.0%

Cost of Sales	9,271,370	57.2

Gross Profit	6,942,160	42.8

Operating Expenses	3,843,077	23.7

Income Before Officers’ Salaries and Provision for Income Taxes	3,099,083	19.0

Officers’ Salaries	203,855	1.3

Income Before Provision for Income Taxes	2,895,228	17.8

Provision for Income Taxes	40,000	0.2

Net Income	2,855,228	17.6%

Beginning Retained Earnings	802,478

Distributions to Stockholders	(2,753,318)

Ending Retained Earnings	$904,388

LIQUID BLAINO DESIGNS, INC.
Statement of Cash Flows
Year Ended December 31, 2004

Operating Activities
Net income	$2,855,228
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,207
Loss on abandonment of leasehold improvements	30,338
Sources and (uses) of cash from changes in operating assets and liabilities:
Due from factor	(807,886)
Accounts receivable	20,950
Inventories	(603,155)
Other current assets	(25,369)
Deposits	(8,937)
Income taxes payable	8,408
Accounts payable	116,900
Accrued expenses	338,366

Net Cash Provided by Operating Activities	1,980,050

Investing Activities
Expenditures for property and equipment	(146,174)
Expenditures for other assets	(14,542)

Net Cash Used in Investing Activities	(160,716)

Financing Activities
Increase in cash overdraft	910,976
Payments on notes payable	(23,994)
Distributions to stockholders	(2,753,318)

Net Cash Used in Financing Activities	(1,866,336)

Net Decrease in Cash	(47,002)

Beginning Cash	47,002

Ending Cash	$—

NOTE 1 — Business Activity and Summary of Significant Accounting Policies
This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the financial statements. These policies are in conformity with accounting principles generally accepted in the United States and have been applied consistently in all materials respects. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Business Activity
Liquid Blaino Designs, Inc. dba Junkfood Clothing (the Company) is engaged principally in the contract printing and wholesale distribution of T-shirts, and its customers consist primarily of apparel retailers and wholesalers throughout the United States.
Concentration of Credit Risk
The Company provides credit, in the normal course of business, to customers in the apparel industry. The Company and its factor perform ongoing credit evaluations of its customers and the Company maintains an allowance for doubtful accounts which, when realized, have been within the range of management’s expectations.
Inventories
Inventories are stated at the lower of cost (first-in, first-out method) or market.
Property and Equipment
Property and equipment is stated at cost. Maintenance, repairs and minor replacements are charged to operations as incurred. Improvements and major replacements are capitalized. Depreciation and amortization are provided by the straight-line method over the estimated useful lives of the related assets or, for leasehold improvements, over the terms of the related leases, if shorter. The useful lives range from three to ten years.
Impairment of Long-Lived Assets
The Company tests its investment in long-lived assets, including property, equipment, leasehold improvements, capital leases, long-term prepaid assets and intangible assets subject to periodic amortization, for recoverability whenever events or changes in circumstances indicate the net carrying amount may not be recoverable.
Advertising Costs
The Company charges all advertising costs to expense as incurred. Advertising expense for the year ended December 31, 2004 was $30,486.
Shipping and Handling Costs
Shipping and handling costs associated with inbound freight are part of inventory cost and are recorded in cost of sales but the amounts are not determinable. Shipping and handling costs associated with freight out to customers are included in operating expenses and totaled $240,687 for the year ended December 31, 2004. Shipping and handling fees charged to customers are included in net sales and totaled $76,114 for the year ended December 31, 2004.

Income Taxes
No provision for federal income taxes has been provided as the Company’s stockholders have elected to be taxed as an S-Corporation. Accordingly, all taxable earnings of the Company are taxed to the individual stockholders and the Company incurs only a minimum state franchise tax liability. The provision for income taxes is primarily current.
NOTE 2 — Due from Factor
The Company sells a portion of its accounts receivable to a factor under a continuing contract, cancelable upon written notice. In cases where the factor approves the credit, the account is sold without recourse and the factor assumes all credit risk. As of December 31, 2004, factored receivables for which the Company was at risk were nominal. The Company is contingently liable to the factor for merchandise disputes, customer claims and other chargebacks on receivables sold to the factor. Substantially all of the Company’s assets are collateral for factor advances.
The following summarizes amounts due from factor as of December 31, 2004:

Outstanding accounts receivable	$2,829,870
Advanced funds	(402,904)

$2,426,966
NOTE 3 — Inventories
Inventories consist of the following:

Raw materials	$140,205
Work-in-progress	399,554
Finished goods	418,533

$958,292
NOTE 4 — Property and Equipment
Property and equipment consists of the following:

Autos	$134,329
Leasehold improvements	76,022
Furniture and fixtures	93,203
Computer	70,498
Machinery and equipment	46,126

420,178
Less accumulated depreciation and amortization	(63,321)

$356,857
Depreciation and amortization expense was $34,912 for the year ended December 31, 2004.
NOTE 5 — Intangibles
The Company has trademarked the names “Junkfood” and “Sweet and Sour.” The costs of the trademarks are being amortized on the straight-line method over an estimated useful life of 3 years. Amortization expense for the year ended December 31, 2004 was $8,658.

NOTE 6 — Accrued Expenses
Accrued expenses consist of the following:

Royalties	$448,769
Other accruals	471,594
Sales commissions	139,714

$1,060,077
The Company has entered into various licensing agreements requiring royalty payments of approximately 8% to 12 % of specified product sales, and these agreements have various expiration dates through December 2007. The Company is not obligated for minimum annual royalties under these agreements, but there are minimum royalty payments required over the life of each contract.
At December 31, 2004, the Company’s future minimum royalty payments required under these licensing agreements are as follows:
Years Ending December 31,

2005	$206,000
2006	147,000

Total minimum royalty payments	$353,000
Royalties charged to selling expense under these licensing agreements were $1,522,448 for the year ended December 31, 2004.
NOTE 7 — Subordinated Notes Payable to Stockholders
The notes are unsecured, due thirteen months from demand, and bear interest at 10% per annum, payable annually. The notes are subordinated to general creditors through Solo Credit International Corp., until revoked. Interest expense related to these notes amounted to $10,000 for the year ended December 31, 2004.
NOTE 8 — Notes Payable
Notes payable consist of the following:

Note payable to a bank, secured by an automobile, bearing interest at the rate of 4.99% per annum, payable monthly, and maturing in December 2008	$46,112

Note payable to a bank, secured by an automobile, bearing interest at the rate of 4.99% per annum, payable monthly, and maturing in December 2008	62,723

108,835
Less: current portion	(25,210)

Notes payable, net of current portion	$83,625

Maturities of notes payable as of December 31, 2004, are as follows:

Years Ending December 31,

2005	$25,210
2006	26,499
2007	27,851
2008	29,275

$108,835
Interest expense related to the above notes payable for the year ended December 31, 2004 was $6,076.
NOTE 9 — Lease Commitments
The Company leases its office and warehouse under an operating lease which requires a monthly payment of $7,140. The lease expires on October 31, 2009. The Company has an option to renew the lease at its expiration for an additional period of five years at the then current market rate. The Company is responsible for the payment of property taxes, insurance, maintenance and utilities.
The Company leases its showroom facility under an operating lease expiring in October 2006 with an aggregate monthly lease payment of approximately $2,818.
The Company also entered into an operating lease for office equipment expiring in September 2008 with an aggregate monthly lease payment of $602. Rent expense under all operating leases for the year ended December 31, 2004 was $24,199.
At December 31, 2004, the Company’s future minimum lease payments required under the operating leases with initial or remaining terms in excess of one year are as follows:

Years Ending December 31,

2005	$128,000
2006	125,000
2007	98,000
2008	98,000
2009	79,000

$528,000
NOTE 10 — Major Customers and Suppliers
Two customers accounted for approximately 21% and 10% of the Company’s net sales for the year ended December 31, 2004.
Two suppliers accounted for approximately 61% and 17%, respectively of the Company’s purchases for the year ended December 31, 2004.
One vendor accounted for 100% of the Company’s screen-printing costs for the year ended December 31, 2004.

NOTE 11 — Profit Sharing Plan
The Company has a profit sharing plan (SEP IRA) for the benefit of eligible employees. The plan provides for contributions as determined by the stockholders, but not in excess of the amount permitted as a deductible expense under the Internal Revenue Code. As of December 31, 2004, the Company did not make any contributions to the profit sharing plan.
NOTE 12 — Subsequent Events
On August 22, 2005, the Company entered into an Asset Purchase Agreement with Junkfood Clothing Company (“Junkfood”), a newly-formed, wholly-owned subsidiary of Delta Apparel, Inc., whereby Junkfood acquired substantially all of the assets and business operations, and assumed certain liabilities and operating leases of the Company.
The aggregate consideration paid to the Company was approximately $22.5 million, consisting of cash of $20 million, and a promissory note guaranteed by Delta Apparel, Inc. in the original principal amount of $2.5 million. The note bears interest at 9% per annum and has a three-year term. Additional amounts are also payable to the Company if Junkfood meets certain financial performance targets during the period beginning on August 22, 2005 and ending on July 2, 2006, and during each of the three fiscal years thereafter ending on June 27, 2009.
In conjunction with the Company’s acquisition, the stockholders, Natalie Grof and Blaine Halvorson, each entered into a four-year term employment agreement with Junkfood. The employment agreements provide that Natalie Grof and Blaine Halvorson will serve as Chief Executive Officer and President, respectively, as well as sit on the board of directors of Junkfood during the terms of their employment.
NOTE 13 — Supplemental Disclosures of Cash Flow Information
Cash paid during the year ended December 31, 2004 for interest and income taxes was $54,215 and $31,592 respectively.